EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2012, by and between Stephen D. Steinour (the “Executive”) and Huntington Bancshares Incorporated, a Maryland corporation (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company is desirous of employing the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1. Effective Date. The “Effective Date” shall mean the date of this Agreement as first above written.

2. Employment Period. The term of the Executive’s employment under this Agreement will commence on the Effective Date and end on December 31, 2016 (the “Current Employment Period”), unless terminated earlier pursuant to Section 5 of this Agreement; provided, however, that as of the expiration date of each of (a) the Current Employment Period and (b) if applicable, any Renewal Period (as defined below), the Employment Period will automatically be extended for a three-year period (each, a “Renewal Period”), unless either party gives at least one hundred and twenty (120) days’ written notice prior to such expiration date of its intention not to renew the Employment Period (the Current Employment Period and each subsequent Renewal Period shall constitute the “Employment Period”).

3. Position and Duties.

(a) During the Employment Period, the Executive shall continue to (i) serve as the President and Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such positions and as are customarily exercised by a person holding such positions in a company of the size and nature of the Company, (ii) report directly to the Board of Directors of the Company (the “Board”), (iii) be nominated to serve as a member of the Board, (iv) while serving on the Board, serve as the Chairman of the Board, and (v) perform his duties at the Company’s corporate headquarters in Columbus, Ohio.

(b) The Executive agrees that during the Employment Period, he shall devote his full business time, energies and talents to serving in the positions described in Section 3(a) and he shall perform his duties faithfully and efficiently subject to the directions of the Board. Notwithstanding the foregoing provisions of this Section 3(b), the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations, and (ii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business or policies of the Company or any subsidiary or affiliate of the Company (the “Affiliated Entities”). The Company, without limitation, expressly acknowledges that, as of the Effective Date, the Executive serves on the boards of directors of four non-profit organizations as previously disclosed to the Company and, subject to the conditions in the preceding sentence, may continue his service on such boards of directors . The Executive may also continue to serve as a member of the board of directors of the two companies on which he serves as of the Effective Date as previously disclosed to the Company; provided that any service as a board member of another entity shall, in any event, be subject to the aforesaid conditions regarding interference with the Executive’s duties under this Agreement and conflict with the business or policies of the Company or the Affiliated Entities.

4. Compensation. Subject to the terms of this Agreement, while the Executive is employed by the Company during the Employment Period, the Company shall compensate him for his services as follows:

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $1,000,000. The Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies.

(b) Annual Incentive Payment. With respect to each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible to receive an annual incentive payment (the “Incentive Payment”) as determined by the Compensation Committee in accordance with the Company’s Management Incentive Plan or any substitute or successor plan thereto (the “Incentive Plan”). The Executive’s target Incentive Payment opportunity under the Incentive Plan for each fiscal year during the Employment Period shall be 110% of his Annual Base Salary (the “Target Incentive Payment”). Any earned Incentive Payment shall be paid to the Executive pursuant to the terms of the Incentive Plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the close of such fiscal year, unless the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Annual Equity Incentive Awards. With respect to each fiscal year of the Company during the Employment Period, the Executive shall be eligible to receive annual equity incentive awards under the Company’s 2012 Long-Term Incentive Plan or any other stock or long-term incentive plans that the Company may adopt from time to time on terms and conditions no less favorable than those provided to other senior executives of the Company.

(d) Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be provided with employee benefits, fringe benefits and perquisites on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company’s other senior executives, which shall include, without limitation, participation in the Company’s Supplemental Stock Purchase and Tax Savings Plan and the Company’s Supplemental Retirement Income Plan (or any successor plans thereto) as such plans may be in effect from time to time.

(e) Expense Reimbursement. Subject to the requirements of Section 8(b) (relating to in-kind benefits and reimbursements), during the Employment Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives.

(f) Executive Agreement. During the Employment Period, the Executive shall be entitled to receive change-of-control severance protections providing for severance benefits based on a three times multiple and otherwise on terms and conditions that are no less favorable than the those provided under the terms of the Executive Agreement entered into between the Executive and the Company for the period commencing January 1, 2013 (the “Executive Agreement”).

(g) Stock Ownership Requirement. While employed by the Company, the Executive shall be subject to the Company’s stock ownership policy in accordance with the guidelines as established by the Compensation Committee as in effect on the Effective Date (as such policy may be amended from time to time in consultation with the Executive).

(h) Indemnification/Insurance. The Company shall indemnify the Executive to the full extent permitted by the general laws of the State of Maryland, its charter or its bylaws now or hereafter in force, and shall advance all expenses including attorneys’ fees under procedures provided by, and to the full extent permitted by, such laws, charter or bylaws. To the extent the Company provides and maintains liability insurance covering members of the Board and/or senior executives of the Company, the Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 13(f) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for one hundred eighty (180) days during any rolling twelve (12)-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of the Affiliated Entities (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a charge of commission of (A) a felony or (B) any crime involving moral turpitude;

(iii) the Executive’s material breach of the Company’s material written policies or procedures;

(iv) the Executive’s willful commission of an act of dishonesty in connection with the Executive’s performance of his duties to the Company or any of the Affiliated Entities; or

(v) any other willful misconduct by the Executive which causes material harm to the Company or any of the Affiliated Entities or their business reputations, including due to any adverse publicity.

In order to invoke a termination for Cause on any of the grounds enumerated under Section 5(b)(i) or (iii), the Company shall provide written notice to the Executive of the existence of such grounds within thirty (30) days following the Company’s knowledge of the existence of such grounds, specifying in reasonable detail the grounds constituting Cause, and the Executive shall have thirty (30) days following receipt of such written notice during which he may remedy the ground if such ground is reasonably subject to cure.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a two-thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (iii), (iv) or (v) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of the written consent of the Executive:

(i) the assignment to the Executive of any duties materially inconsistent with the Executive’s positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a material diminution in such positions, authority, duties or responsibilities;

(ii) any material failure by the Company to comply with the material terms of Section 4 of this Agreement;

(iii) any requirement by the Company that the Executive’s services be rendered primarily at a location that is more than fifty (50) miles from the Company’s corporate headquarters in Columbus, Ohio; or

(iv) any other material breach of this Agreement by the Company.

In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iv) within 30 days following the Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice or thirty (30) days after the end of the Cure Period in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, or by the Executive without Good Reason (including due to his normal retirement as contemplated by Section 6(e) of this Agreement), the date of receipt of the Notice of Termination or any later date specified therein within thirty (30) days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Executive with Good Reason, a date that is no later than thirty (30) days after the Cure Period, (iii) if the Executive’s employment is terminated by the Company for Cause, the date on which the Company notifies the Executive of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of the Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding any provision contained herein, the Executive’s Date of Termination shall be the date of his “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

6. Obligations of the Company upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. Subject to the Executive’s execution and nonrevocation of a release of claims in a form reasonably acceptable to the Company no later than forty-five (45) days after the Date of Termination (i.e., the applicable revocation period shall have expired by such date), if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or the Executive shall terminate his employment for Good Reason:

(i) the Company shall pay to the Executive in a lump sum in cash on the forty-fifth (45th) day after the Date of Termination (except as otherwise provided herein, including in Section 8) the aggregate of the following amounts:

(A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) any annual Incentive Payment earned by the Executive for a prior completed fiscal year to the extent not theretofore paid, with such Incentive Payment to be paid no later than the date on which the Company otherwise makes cash incentive payments to other executive officers for such completed fiscal year (other than any portion of such annual Incentive Payment that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder), (3) any accrued paid time off to the extent not theretofore paid, and (4) any business expenses incurred by the Executive that are unreimbursed as of the Date of Termination (the sum of the amounts described in clauses (1), (2), (3) and (4) shall be hereinafter referred to as the “Accrued Obligations”); and

(B) the amount equal to the product of (1) two, and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the amount equal to the higher of (i) the Target Incentive Payment for the year in which the Date of Termination occurs, and (ii) the Incentive Payment paid or payable (including any amounts deferred) to the Executive in respect of the fiscal year prior to the year in which the Date of Termination occurs (the product of (1) and (2), the “Severance Payment”); and

(ii) a pro-rata Incentive Payment in respect of the fiscal year of the Company in which the Date of Termination occurs, with such amount to equal the product of (1) the amount determined by the Compensation Committee based on the Company’s actual performance for the fiscal year in which the Date of Termination occurs and otherwise on a basis no less favorable than annual incentive award determinations are made by the Compensation Committee for the Company’s executive officers, and (2) a fraction, the numerator of which is the number of days that have elapsed in the fiscal year of the Company in which the Date of Termination occurs as of the Date of Termination, and the denominator of which is three hundred sixty five (365) (the “Pro-Rata Incentive Payment”), with such Pro-Rata Incentive Payment to be paid on the date on which the Company otherwise makes cash incentive payments to executive officers for such fiscal year (other than any portion of such annual Incentive Payment that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder);

(iii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations, the Pro-Rata Incentive Payment and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company and their beneficiaries.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations, the Pro-Rata Incentive Payment and the timely payment or provision of the Other Benefits. Accrued Obligations shall be paid to the Executive or his legal representative, if incapacitated, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company and their beneficiaries.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) the Accrued Obligations within thirty (30) days of the Date of Termination, and (ii) the Other Benefits.

(e) Retirement. Notwithstanding anything to the contrary in this Agreement, should the Executive’s employment terminate without Good Reason and due to his retirement after becoming eligible for normal retirement benefits under the Huntington Bancshares Retirement Plan or any successor retirement plan, the Executive, in addition to any other payments or benefits to which he is or becomes entitled, shall be entitled to the Pro-Rata Incentive Payment.

(f) Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s subsidiaries, or holds any other position with the Company or its subsidiaries, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

(g) Full Settlement. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits, which shall include the Executive’s vested retirement benefits and any other payments or benefits to which the Executive becomes entitled under the Company’s employee benefit plans) shall be in full satisfaction of the Company’s obligations to the Executive upon his termination of employment, notwithstanding the remaining length of the Employment Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6. For the avoidance of doubt, during the Employment Period, the Executive shall only be entitled to severance benefits under this Agreement (and upon a Change of Control (as defined in the Executive Agreement) shall be entitled to severance benefits under the Executive Agreement), and shall not be entitled to severance benefits under the Company’s Transition Pay Plan or any other severance arrangement maintained by the Company or the Affiliated Entities.

7. No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, during the Employment Period and the five (5)-year period thereafter, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest (as determined in the manner described in Section 8(c) below with the rate determined as of the date such reimbursement is determined to be owed) on any delayed payment, provided that the Executive prevails on any material issue in such contest.

8. Section 409A.

(a) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Department of the Treasury (the “Department”) Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted under Section 409A or any IRS or Department rules or other guidance issued thereunder, the Company may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits that constitute nonqualified deferred compensation under Section 409A provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), (i) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is payable on account of the Executive’s separation from service and is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to Executive on the first (1st) business day of the seventh (7th) month following his separation from service (the “Delayed Payment Date”) and (ii) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the Date of Termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Executive’s death.

9. Forfeiture. Notwithstanding any other provisions of this Agreement, in addition to any clawback or forfeiture provisions required by law and applicable to the Company or its subsidiaries, the compensation provided under this Agreement or under any incentive compensation plan in which the Executive participates shall be subject to the terms of (a) the Company’s recoupment policy as in effect on the Effective Date (as such policy may be amended from time to time in consultation with the Executive or in order to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act), and (b) any clawback or forfeiture provisions in the Company’s incentive compensation plans in which the Executive participates or the award agreements with respect to the Executive’s awards thereunder.

10. Restrictive Covenants.

(a) Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or the Affiliated Entities or containing any trade secrets relating to the Company or the Affiliated Entities except any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b) Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive’s termination of employment, neither the Executive, nor the Company will make any public statements which materially disparage the other party. The Company shall not be liable for any breach of its obligations under this paragraph if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.

(c) Confidential Information. The Executive agrees that, during his employment with the Company and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Entities, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during his consultation with the Company after his termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(d) Nonsolicitation. The Executive agrees that, while he is employed by the Company and during the one-year period following his termination of employment with the Company (the “Restricted Period”), the Executive shall not, directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six (6)-month period prior to the Date of Termination), employed by the Company or the Affiliated Entities to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or the Affiliated Entities, (ii) initiate discussion with any such employee or former employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity on behalf of the Executive’s employer or (iii) induce or attempt to induce any customer (whether former, current or prospective), supplier, licensee or other business relation of the Company or any of the Affiliated Entities to cease doing business with the Company or such Affiliated Entity, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any Affiliated Entity, on the other hand.

(e) Noncompetition. The Executive agrees that, during the Restricted Period, he will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business or any other financial services business that is competitive with any portion of the business conducted by the Company or any of the Affiliated Entities, in Michigan, Indiana, Ohio, Kentucky, Pennsylvania (which as of the Effective Date shall be limited to western Pennsylvania, defined as the portion west of Harrisburg, Pennsylvania) and West Virginia and any other state (or regional area in Pennsylvania) in which the Company or the Affiliated Entities as of the Date of Termination (or at any time during the twelve (12)-month period prior to the Date of Termination) has (or had) a material commercial banking or other financial services business (or has taken reasonable steps to commence operating a material commercial banking or other financial services business). Notwithstanding the aforesaid, the restrictions herein shall not apply based solely on the Company having any ownership or other interest in an indirect automobile lending facility. Ownership for personal investment purposes only of less than two percent (2%) of the voting stock of any publicly held corporation shall not constitute a violation hereof.

(f) Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), (c), (d) or (e) and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), (c), (d) or (e). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

11. Assistance with Claims. The Executive agrees that, consistent with the Executive’s business and personal affairs, during and after his employment by the Company, he will assist the Company and the Affiliated Entities in the defense of any claims, or potential claims that may be made or threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and the Affiliated Entities in the prosecution of any claims that may be made by the Company or the Affiliated Entities in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of Executive’s employment by the Company. The Executive agrees, unless precluded by law, to inform promptly the Company if the Executive is asked to (a) participate (or otherwise become involved) in any Proceeding involving such claims or potential claims or (b) assist in any investigation (whether governmental or private) of the Company or the Affiliated Entities (or their actions), regardless of whether a lawsuit has then been filed against the Company or the Affiliated Entities with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and if such assistance is rendered at a time when the Executive is not actively employed by the Company or at a time in respect of which the Executive is receiving the Severance Payment, shall pay a reasonable per diem fee for the Executive’s services. Any amounts to be paid to the Executive pursuant to this Section 11 shall be paid by the Company no later than within thirty (30) days of the date on which such expenses are incurred.

12. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Miscellaneous.

(a) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. If it is determined that it is necessary to amend, modify or alter this Agreement (or the arrangements relating to compensation provided hereunder) in order to comply with applicable legal and/or regulatory requirements or guidance relating to compensation (including any formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction), the Company and the Executive shall cooperate in good faith to implement such amendments, modifications or alterations (it being understood that any such amendments, modifications or alternations shall be implemented in a manner that seeks to preserve to the extent possible the incentive compensation opportunities intended to be provided hereunder).

(b) Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c) Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Ohio, without regard to the conflict of law provisions of any state.

(d) Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(e) Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(f) Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

Huntington Bancshares Incorporated
The Huntington Center
41 South High Street.
Columbus, Ohio 43287
Attention: General Counsel

or to the Executive:

At the most recent address maintained
by the Company in its personnel records

With a copy to:

R. Robert Popeo, Esquire
Robert M. Gault, Esquire
Mintz Levin Cohen Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(g) Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(h) Entire Agreement. From and after the Effective Date, this Agreement (other than the Executive Agreement as contemplated by Section 4(f) hereof) constitutes the entire agreement between the Company and the Executive and shall supersede any agreements between the parties with respect to the subject matter hereof; provided that, from and after the date of the occurrence of a Change of Control (as defined in the Executive Agreement), the Executive Agreement shall supersede and replace this Agreement (subject to the last sentence of Section 13 of the Executive Agreement).

(i) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

STEPHEN D. STEINOUR

/s/ Stephen D. Steinour

HUNTINGTON BANCSHARES INCORPORATED

By: /s/ David L. Porteous
Name: David L. Porteous
Title: Lead Director